Exhibit 10.1

Addendum to International Assignment Agreement

April 24, 2019

Brad Murray (“the Executive”) and Autoliv, Inc., a Delaware corporation, (“the Company”), together referred to as (“the Parties”), have entered into an International Assignment Agreement (“the Agreement”) on March 21, 2018.

This addendum (“the Addendum”) to the Agreement is made between the Parties.

1.	Termination Date
1.1

The Agreement will cease automatically on March 31, 2020, (“the Termination Date”), if the Parties do not agree on prolonging the Assignment at least six months prior to the Termination Date or if the Agreement is not terminated on an earlier date by either of the Parties.

2.	Treatment of Outstanding Stock Incentive Grants
2.1

If the employment terminates on or after March 31, 2020, or if the employment is terminated by the Company before March 31, 2020, any outstanding stock incentive grant made to the executive in 2018 and 2019, but not yet vested before the Termination Date will be forfeited. Instead;

2.1.1

the Company shall pay a lump sum cash payment, equivalent to the value of forfeited Autoliv and Veoneer Restricted Stock Units within a month following the Termination Date, calculated based on share prices of respective companies on the Termination Date.

2.1.2

the Company shall pay a lump sum cash payment, equivalent to the value of forfeited Autoliv Performance Shares within a month following the original vesting date, calculated based on the share price of the Company on the vesting date and based on the approved performance outcome for the program by the Leadership Development and Compensation Committee of the Board of Directors.

If the termination is made by the Company for cause, as defined in associated Grant Agreements, no lump sum cash payment will be made.

2.2

If the employment is terminated by the Executive before March 31, 2020, any outstanding stock incentive grant made to the executive in 2018 and 2019 but not yet vested before the Termination Date will be forfeited with no additional consequences.

3.	Other Conditions

Other conditions linked to the Agreement remain unchanged.

This agreement has been duly executed in two original copies, of which each of the parties has taken one copy.

Place; Stockholm, Sweden
On behalf of Autoliv, Inc.	The Executive
Mikael Bratt	Brad Murray
President and CEO